Exhibit (a)(1)(iii)

[Insert Bar Code]

Tax ID certification on file:	<Certified Y/N>

TOTAL AMERICAN DEPOSITARY
SHARES (ADSs)	12345678901234

Letter of Transmittal to Tender American Depositary Shares (ADSs)

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME,

ON MAY 31, 2018, UNLESS THE U.S. OFFER IS EXTENDED.

If you hold ADSs through a bank, broker, dealer, commercial bank, trust company, nominee or other securities intermediary, you must contact such entity and have such securities intermediary tender your ADSs on your behalf through the Depository Trust Company (“DTC”) PRIOR TO 10:00 A.M., NEW YORK CITY TIME, ON MAY 31, 2018 (THE “INITIAL EXPIRATION DATE”) OR PRIOR TO THE DATE AND TIME OF THE EXPIRATION OF ANY SUBSEQUENT OFFERING PERIOD OR THE SQUEEZE-OUT PERIOD, AS APPLICABLE.

Please be sure to carefully read this ADS Letter of Transmittal (this “ADS Letter of Transmittal”) and the accompanying instructions, together with the Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”).

Computershare Inc. has been advised of a U.S. Offer to purchase your ADSs for cash. Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan (“Takeda”), is offering to purchase (the “U.S. Offer”):

1.	up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

2.	up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates,

at a purchase price of €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS” and, together with the Price Per Ordinary Share, the “Offer Price”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”), and in the related Share Acceptance Letter, this ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable. The Price Per Ordinary Share will be payable in Euros, while the Price Per ADS will be payable in U.S. dollars in the manner described in Section 2 – “Acceptance for Payment and Payment for Ordinary Shares and ADSs” of the U.S. Offer to Purchase.

In order to participate in the U.S. Offer you must indicate below if you wish to tender all or some of your ADSs.

All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

List your TiGenix American Depositary Receipt (ADR) certificates below:

ADR Certificate Numbers	ADSs	ADR Certificate Numbers	ADSs

Please complete the back if you would like to transfer ownership or request special mailing.

☐	CHECK HERE IF ADR CERTIFICATES HAVE BEEN MUTILATED, LOST, STOLEN, OR DESTROYED. SEE INSTRUCTION 6.

Instructions for Completing this ADS Letter of Transmittal and tendering your ADSs

Delivery of ADS Letter of Transmittal: This ADS Letter of Transmittal should be mailed or delivered by overnight courier to Computershare Inc. The method of delivery to Computershare Inc. at one of the addresses listed below is at the option and risk of the surrendering ADS holder. Overnight courier is recommended. Delivery will be deemed effective only when received by Computershare Inc. For your convenience, a return envelope is enclosed.

Authorization and Registration: The signer(s) will, upon request, execute and deliver any additional documents reasonably deemed by Computershare Inc. (the “U.S. ADS Tender Agent”) to be appropriate or necessary to complete the tender. The signer(s) hereby irrevocably appoints the U.S. ADS Tender Agent to effect the tender. All authority conferred or agreed to be conferred in this form shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the signer(s) and shall not be affected by, and shall survive, the death and incapacity of the signer(s). The signer(s) understands that tender will not be deemed to have been made in acceptable form until receipt by the U.S. ADS Tender Agent of this ADS Letter of Transmittal or a facsimile hereof, duly completed and manually signed and all accompanying evidences of authority. The signer(s) agrees that all questions as to validity, form and eligibility of any tender of ADSs hereunder will be determined by Takeda and that such determination will be final and binding. The signer(s) acknowledges that until Takeda accepts the tendered ADSs, the signer(s) will not receive any cash in exchange for the ADSs. The signer(s) further agrees that no interest will accrue on the cash payment.

Form W-9: Under U.S. Federal Income Tax law, a holder is required to provide Computershare Inc. with such holder’s correct Taxpayer Identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are not a U.S. person seeking to qualify as an exempt recipient not subject to backup withholdings, you must complete and submit the enclosed Form W-8BEN or other appropriate Form W-8 (which may be obtained from the website of the U.S. Internal Revenue Service at http://www.irs.com) to Computershare Inc.

By instructing your securities intermediary to tender ADSs you will be deemed to have covenanted, represented and warranted to Takeda that:

(a) you have full power and authority to tender, sell, assign and transfer the ADSs tendered on your behalf and that when and to the extent Takeda accepts the Ordinary Shares represented by such ADSs for purchase, Takeda will acquire good, marketable and unencumbered title to the tendered Ordinary Shares represented by such ADSs, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim;

(b) on request, you will execute and deliver any additional documents deemed by the U.S. ADS Tender Agent or Takeda to be necessary or desirable to complete the assignment, transfer and purchase of the Ordinary Shares represented by such ADSs tendered hereby; and

(c) the undersigned agrees to all of the terms of the U.S. Offer.

By instructing your securities intermediary to tender ADSs you will be deemed to understand that (a) tendering of ADSs under any one of the procedures described in this ADS Letter of Transmittal will constitute a binding agreement between the holder and/or owner of the ADSs so tendered and Takeda upon the terms and subject to the conditions of the U.S. Offer and (b) all Ordinary Shares represented by ADSs properly tendered prior to the Initial Expiration Date or prior to the date and time of the expiration of any Subsequent Offering Period or the Squeeze-Out Period, as applicable, and not properly withdrawn will be purchased at the Offer Price, net to the seller in cash, without interest, on the terms and subject to the conditions of the U.S Offer.

By instructing your securities intermediary to tender ADSs you will be deemed to recognize that under certain circumstances set forth in the U.S. Offer to Purchase, Takeda may terminate or amend the U.S. Offer or may postpone the acceptance for payment of, or the payment for, the Ordinary Shares represented by ADSs that have been tendered or may accept for payment fewer than all of the Ordinary Shares represented by ADSs tendered hereby. In such event, you will be deemed to understand that any ADSs delivered on your behalf into the U.S. Offer but with respect to which the underlying Ordinary Shares are not purchased, will be returned to your securities intermediary.

By instructing your securities intermediary to tender ADSs you will be deemed to understand and agree that (i) acceptance of Ordinary Shares represented by ADSs by Takeda for payment will constitute a binding agreement between you and Takeda on the terms and subject to the conditions of the U.S. Offer and (ii) no interest will be paid on the Offer Price for the Ordinary Shares represented by tendered ADSs.

All authority deemed to be conferred or agreed to be conferred in this ADS Letter of Transmittal shall survive the death or incapacity of the holder and/or owner of ADSs tendered, and any obligation or duties of such holder and/or owner under this ADS Letter of Transmittal shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of the undersigned. Except as stated in the U.S. Offer to Purchase, any tender is irrevocable.

INSTRUCTIONS FOR COMPLETING THE ADS LETTER OF TRANSMITTAL

1	Sign, date and include your daytime telephone number in this ADS Letter of Transmittal in Box 1. After completing all other applicable sections, return this ADS Letter of Transmittal and your original ADR certificates in the enclosed envelope. The method of delivery of any documents, including ADR certificates, is at the election and risk of the tendering ADS holder. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

2	If you are tendering all your ADSs for cash, please check box 2 only.

3	If you are tendering some of your ADSs for cash, please check box 3, indicate the number of ADSs you wish to tender and receive in cash.

4	If you want your ADR certificates and/or check for cash to be issued in another name, fill in Box 4. Signature(s) in Box 5 must be guaranteed by a Medallion Guarantee (see Section 3 – “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs” of the U.S. Offer to Purchase).

5	Complete Box 5 only if your ADR certificates and/or check for cash is to be delivered to a person other than the registered holder or to the registered holder at a different address. Signature(s) in Box 4 must be guaranteed by a Medallion Guarantee (see Section 3 – “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs” of the U.S. Offer to Purchase).

6	Mutilated, Lost, Stolen or Destroyed Certificates. If any ADR certificate has been mutilated, lost, stolen or destroyed, the ADS holder should promptly call American Stock Transfer at 1-866-706-0509. The ADS holder will then be instructed by American Stock Transfer as to the steps that must be taken to replace the ADR certificate. This ADS Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Return this completed and signed ADS Letter of Transmittal to Computershare Inc. at one of the addresses below.

Overnight courier is recommended.

By Mail:	By Overnight Delivery:	For Assistance Please Contact Georgeson LLC:
Computershare Inc. TiGenix ADS Offer	Computershare Inc. TiGenix ADS Offer	US Toll Free Number for ADS Holders:
P.O. Box 43011	250 Royall Street, Suite V	1-866-391-6921
Providence, RI 02940-3011	Canton, MA 02021	Email: TIG-offer@georgeson.com